Exhibit 99.5

June 13, 2005

Board of Directors
Mr. Marshall M. Sloane
Chairman
Century Bancorp, Inc.
400 Mystic Avenue
Medford, MA 02155

Dear Marshall,

I am writing this letter to you and the board after having read various public documents concerning Century Bank in the last few days including a 13D filing by a shareholder group, an 8K filing by the company, a research report by a well informed analyst and a few newspaper articles. This letter is meant to encourage your board to meet with Sy Jacobs and Paul Magidson, but more importantly, I think that the board must seriously consider the sale of the company.

Investment funds managed by Endicott Management Company currently own 390,400 shares of CNBKA. We have been a shareholder for over five years and have had a very open dialogue with senior management. Over this period of time, we have been extremely supportive and value-added shareholders. I have had the opportunity to meet at least annually with you or the other members of senior management. These meetings have given us an opportunity to discuss the bank’s performance, strategy and opportunities. We have also had quarterly calls after earnings releases or significant events, and these too have been productive.

Until recently, we were generally in full support of your strategic plan and operations. While earnings began to suffer in 2003, it was not until May 2004 that our view of Century’s operations and prospects began to diverge from yours. In meetings in May 2004, September 2004 and January 2005, I expressed concern that the company’s performance was deteriorating, and that the setback in earnings would make it difficult for shareholder value to be created through earnings growth. Rather, the value of the franchise was based on the opportunity another bank would have with the branch network, market share, customer relationships, employees, etc. While you, Barry and Jonathan felt strongly that this was not the case; you were unable to give evidence of progress or provide specific performance objectives which would justify independence and which we could use to judge performance.

Mr. Marshall Sloan
June 13, 2005

Endicott’s relationship with you and the company has been strong, and we have enjoyed the open dialogue and your willingness to consider our thoughts. This was most recently evidenced when Barry and Jonathan took the time to review an analysis we put together. This analysis further convinced us of the need to consider a sale of the company.

There are many reasons why performance has suffered, some of which may even be considered prudent. Unfortunately, we continue to believe that the backwards momentum of earnings and the enormous time it would take to rebuild profitability cannot come close in creating value to that which could be delivered in the merger market. Given that I am not certain that these concerns, which I have expressed to senior management in the recent past, have been shared with the board; I thought it was important for me to send this letter. We at Endicott believe that the board should consider more dramatic steps to maximize shareholder value than its current independent course. While this strategy may be counter to your personal desires for the company, we believe that this is the only appropriate course of action that fully considers the needs of all shareholders. Gerard Cassidy of RBC Financial Group published a research report suggesting that the stock is worth $20 per share, while the 13D filed by JAM and Castine suggests a merger market value of $47 - $52. Clearly, we prefer the latter.

Finally, I look forward to continuing our open and productive dialogue, and to the extent that I can be helpful, I would welcome the opportunity to further discuss these issues with you and the board.

Sincerely yours,

/s/ Wayne K. Goldstein
Wayne K. Goldstein
Co-President